ALL AMERICAN SEMICONDUCTOR, INC. AND SUBSIDIARIES                   Exhibit 11.1

STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS

YEARS ENDED DECEMBER 31                             2001            2000            1999
----------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE:
-------------------------

Net Income (Loss) .......................   $(22,575,000)   $ 11,199,000    $  1,799,000
                                            ============    ============    ============

Weighted Average Shares Outstanding (1) .      3,856,813       3,828,978       3,921,138
                                            ============    ============    ============

Basic Earnings (Loss) Per Share (1) .....         $(5.85)         $ 2.92          $  .46
                                                  ======          ======          ======

DILUTED EARNINGS PER SHARE:
---------------------------

Net Income (Loss) .......................   $(22,575,000)   $ 11,199,000    $  1,799,000
                                            ============    ============    ============

Weighted Average and Dilutive Shares (1):
  Weighted average shares outstanding ...      3,856,813       3,828,978       3,921,138
  Dilutive shares .......................             --         311,601           3,028
                                            ------------    ------------    ------------
                                               3,856,813       4,140,579       3,924,166
                                            ============    ============    ============

Diluted Earnings (Loss) Per Share (1) ...         $(5.85)         $ 2.70          $  .46
                                                  ======          ======          ======


(1) Restated to reflect a one-for-five reverse stock split which became effective June 2, 1999.